EXECUTIVE AGREEMENT
     THIS EXECUTIVE AGREEMENT (this “Agreement”) is made effective as of the 9th day of March, 2004, by and between webMethods, Inc., a Delaware corporation (the “Company”), and Douglas McNitt (the “Executive”),
     WHEREAS, the Executive is presently employed by the Company;
     WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive’s contribution to the growth and success of the Company has been and continues to be substantial;
     WHEREAS, the Board desires to provide for certain arrangements in the event that the Executive’s employment with the Company is terminated under certain circumstances; and
     WHEREAS, the Company and the Executive desire to enter into this Agreement on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and of the continued employment of the Executive by the Company, the parties hereto, intending to be legally bound, do hereby agree as follows:
          1. Definitions. For purposes of this Agreement:
               (a) “Cause” shall mean the Executive’s (i) theft, fraud, material dishonesty or gross negligence in the conduct of the Company’s business, (ii) continuing neglect of the Executive’s duties and responsibilities that has a material adverse effect on the Company (which neglect is not cured within fifteen (15) days after receipt of written notice by the Executive specifying the particulars of such neglect), or (iii) conviction of a felony (not involving an automobile). For purposes of this Agreement, any purported termination of the Executive’s employment shall be presumed to be other than for Cause, unless the notice of termination includes a copy of a resolution duly adopted by the Board which finds Cause to exist and specifies the particulars thereof in detail.
               (b) “Good Reason” shall mean (i) a decrease in the Executive’s base salary, (ii) a reduction or change in the Executive’s authorities, duties or job responsibilities, or (iii) a geographic relocation of the Executive without the Executive’s consent more than thirty (30) miles from the current location of the Executive’s office as of the date hereof.
               (c) A “Change in Control” shall be deemed to have occurred if (A) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, (B) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, (C) the shareholders of the Company approve a merger or consolidation involving the Company that would result in a change of ownership of a majority of the outstanding shares of capital stock of the Company, or (D) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets.
               (d) The “Date of Termination” with respect to any purported termination of the Executive’s employment means the date specified as such in the Notice of Termination, In the case of termination of the Executive’s employment (i) by the Company for Cause or (ii) by the Executive for any reason, the Date of Termination shall be a date not less than seven (7) days from the date the Notice of Termination is given. In the case of termination of the Executive’s employment by the Company without Cause, the Date of Termination shall be a date not less than thirty (30) days from the date the Notice of Termination is given.
               (e) “Notice of Termination” means a written notice of termination of employment by the terminating party, which notice shall specify a Date of Termination and the particular facts and circumstances of such termination, including the existence of Cause or Good Reason.
     2. Termination of Employment.
               (a) The Executive’s employment may he terminated at any time by the Company, with or without Cause, by delivery of a Notice of Termination to the Executive. The Executive’s employment may be terminated at any time by the Executive, with or without Good Reason, by delivery of a Notice of Termination to the Company.
               (b) In the event the Company terminates the Executive’s employment without Cause, or in the event the Executive terminates the Executive’s employment for Good Reason, then the Company shall pay the Executive’s base salary through the date of such termination and shall continue to pay to the Executive the Executive’s base salary, plus all benefits provided to the Executive immediately prior to the date of the Notice of Termination until the first anniversary of the Date of Termination; provided, however, that the Company’s obligations under this Section 2(b) shall cease upon the Executive’s commencement of full-time employment with another employer.
               (c) If there is a Change in Control of the Company or there has been a public announcement of a Change in Control of the Company (provided, however, that consummation of the Change in Control of the Company shall be a condition precedent to the effectiveness of this provision) and at any time within one (1) year after the consummation of a Change in Control (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive terminates the Executive’s employment for Good Reason, then (x) the Company shall pay the Executive’s base salary through the Date of Termination, (y) shall pay to the Executive, in a lump sum in cash within ten (10) business days after the Date of Termination, an amount equal to one and one half (1 ½) times the sum of (A) the Executive’s base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof and (B) the maximum bonus or incentive compensation amount for which the Executive is eligible to be awarded pursuant to any bonus or incentive compensation plan, calculated based upon the bonus period in which the Date of Termination and annualized to the extent that such bonus period does not reflect a twelve (12) month period and (C) for an eighteen (18) month period after the Date of Termination, the Company shall administer and pay for the Executive’s life, disability, accident and health insurance benefits substantially similar to those which Executive is receiving immediately prior to the Notice of Termination.
               (d) In the event of the death of the Executive, this Agreement shall terminate, and shall be of no further force or effect; provided, however, that notwithstanding the foregoing, the death of the Executive shall not in any way affect any payment obligations of the Company pursuant to Section 2(b) or Section 2(c) hereof which exist at the time of such death.
     3. Successors: Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     4. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or via reputable overnight delivery service, or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the Executive’s home address as it appears on the records of the Company, and if to the Company, to the Company’s executive headquarters, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     5. Prior Agreement. All prior agreements between the Company and the Executive with respect to the subject matter hereof (except for stock option agreements), including without limitation the Executive Agreement, dated as of October 2, 2000, by and between the Company and the Executive, are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect. This Agreement is intended to be, and shall be, a complete integration of all prior agreements and discussions between the Company and the Executive with respect to the subject matter hereof (except as set forth in stock option agreements between the Company and the Executive).
     6. Employment of Executive. Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ the Executive, nor shall this Agreement affect in any way the right of the Company to terminate the employment of the Executive at any time and for any reason. By the Executive’s execution of this Agreement, the Executive acknowledges and agrees that the Executive’s employment is “at will.” No change of the Executive’s duties as an employee of the Company shall result in, or be deemed to be, a modification of any of the terms of this Agreement.
     7. Gross-Up for Excess Parachute Payments. In the event of a Change of Control, or other event constituting a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company described in Section 280G(b)(2)(A)(i) of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, the Executive under this Agreement, and any other agreement or plan benefiting the Executive (collectively the “Original Payments”), to determine the applicability of Section 4999 of the Code to the Executive in connection with such event (other than under this Section 7). If the Company’s independent auditors determine that the Original Payments are subject to excise taxes under Section 4999 of the Code (the “Excise Tax”), then an additional amount shall be paid to the Executive (the “Gross-Up Amount”) such that the net proceeds of the Gross-Up Amount to the Executive, after deduction of the Excise Tax (including interest and penalties) and any federal, state and local income taxes and employment taxes (including interest and penalties) upon the Gross-Up Amount, shall be equal to the Excise Tax on the Original Payments. The Company’s independent auditors will perform the calculations in conformity with the foregoing provisions and will provide the Executive with a copy of their calculations. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payment(s) and Gross-Up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Amount payable hereunder. If no determination by the Company’s independent auditors is made prior to the time the Executive is required to file a tax return reflecting Excise Taxes on any portion of the Original Payment(s), the Executive will be entitled to receive a Gross-Up Amount calculated on the basis of the Excise Tax that the Executive reports in such tax return, within thirty (30) days after the filing of such tax return. The Executive agrees that, for the purposes of the foregoing sentence, the Executive is not required to file a tax return until the Executive has obtained the maximum number and length of filing extensions available, and Executive shall have provided a copy of the relevant portions of such tax return to the Company not less than ten (10) days prior to filing such tax return. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payments or the Gross-Up Amount than is determined by the Company’s independent auditors or reflected in the Executive’s tax returns, the Executive shall be entitled to receive the an additional Gross-Up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from the Company within thirty (30) days after such determination. The Executive shall cooperate with the Company as it may reasonably requested to permit the Company (at its sole expense) to contest the determination of such taxing authority to minimize the amount payable under this Section 7. If any tax authority finally determines the Excise Tax payable by the Executive to be less than the amount taken into account hereunder in calculating the Gross-Up Amount, the Executive shall repay to the Company, within thirty (30) days after the Executive’s receipt of a tax refund resulting from that determination, to the extent of such refund, the portion of the Gross-Up Amount attributable to such reduction (including the refunded portion of Gross-Up Amount attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Amount being repaid, less any additional income tax resulting from receipt of such refund).
     8. Counsel Fees. The Company also shall pay to the Executive reimbursement for all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with review of determinations made under Section 7, and any tax audit or proceeding to the extent attributable to the potential application of section 4999 of the Code to any payment or benefit provided by the Company to the Executive. Such reimbursement payments shall be made within five (5) days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
     9. No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company. Further, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Executive.
     10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to provisions thereof relating to choice of law or conflicts of law. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.
     11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
[Signatures appear on following page.]

     IN WITNESS WHEREOF, the parties have executed this Executive Agreement on the date and year first above written.

WEBMETHODS, INC., a Delaware corporation
By:	/s/ Phillip Merrick
Phillip Merrick, Chief Executive Officer

EXECUTIVE:

/s/ Douglas McNitt Douglas McNitt